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                                                                    EXHIBIT 21.1

                              List of Subsidiaries
                                       of
                             Bois d'Arc Energy, LLC

1.       Bois d'Arc Properties, LP, a Nevada limited partnership.

2.       Bois d'Arc Offshore Ltd., a Texas limited partnership.